EXHIBIT (16)

                 FEDERATED INTERMEDIATE GOVERNMENT TRUST

                           COMPUTATION OF YIELD
                              AS OF 1/31/89


Dividend and/or Interest Income for the 30 Days Ended
 1/31/89                                                     $9,731,256.00

Net Expenses for the Period                         $537,979.00

Average Daily Shares Outstanding and Entitled to Receive
  Dividends                                                $133,982,329.00

Maximum Offering Pirce Per Share as of 1/31/89            $9.42

Undistributed Net Income                                 $0.000


YIELD = 2[( $9,731,256.00 - $537,979.00  ) + 1 )^6 - 1] =
                                                                      8.90
            ------------------------------
            133,982,329.000 * (   $9.4200 - 0 )


$1,000 (1+T)1 = $1,036.57 (Ending Redemable Value)
         T = 3.67

[(1+T)  ]12 = Average Annual Total Return (AA)
          (AA) = 3.67%